Exhibit (a)(1)(iv)
Form of Letter from the Fund to Shareholders
in Connection with the Fund’s Acceptance of Shares

NUVEEN CHURCHILL PRIVATE CAPITAL INCOME FUND
C/O SS&C GIDS, Inc.
PO Box 219307
Kansas City, MO 64121-9097

[DATE]

[SHAREHOLDER NAME/ADDRESS]

Dear Shareholder:

This letter serves to inform you that Nuveen Churchill Private Capital Income Fund (the “Fund”) has received and accepted for purchase your tender of shares of beneficial interest in the Fund.

In accordance with the terms of the tender offer, you will be issued a non-interest bearing, non-transferable promissory note (the “Note”), which will be held on your behalf by SS&C GIDS, Inc., the Fund’s transfer agent (the “Transfer Agent”), entitling you to receive payment(s) in an aggregate amount equal to the net asset value of the tendered shares as of September 30, 2025, less the 2% “early repurchase deduction” (if applicable and as described in the Fund’s prospectus).

If you have any questions, or if you wish to request a copy of your Note, please contact the Transfer Agent at 833-688-3368.

Sincerely,

Nuveen Churchill Private Capital Income Fund